Exhibit 99.1

N E W S R E L E A S E
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com
GLATFELTER REPORTS SECOND QUARTER 2022 RESULTS

CHARLOTTE, North Carolina – August 2, 2022: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported a loss from continuing operations for the second quarter of 2022 of $2.5 million, or $0.05 per share, compared with net income of $1.5 million, or $0.03 per share, in the same period a year ago. On an adjusted basis, earnings from continuing operations for the second quarter of 2022 and 2021 were a loss of $1.6 million, or $0.04 per share, compared with adjusted earnings of $8.0 million, or $0.18 per share, respectively. Adjusted earnings is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release. The 2021 results include the acquisitions of Georgia-Pacific’s U.S. nonwovens business (“Mount Holly”) and Jacob Holm ("Spunlace") as of May 13, 2021 and October 29, 2021, respectively.
Consolidated net sales for the three months ended June 30, 2022 and 2021, totaled $364.0 million and $244.9 million, respectively. On a constant currency basis, net sales for Composite Fibers decreased 4.4% and increased 47.7% for Airlaid Materials (including Mount Holly). The Spunlace segment, formed in connection with the Jacob Holm acquisition, had net sales of approximately $96.9 million for the second quarter.

“In the second quarter, we outperformed operating profit expectations at the enterprise level driven by Composite Fibers and Airlaid Materials, however, we were disappointed with our Spunlace segment results," said Dante C. Parrini, Chairman and Chief Executive Officer. “By intensifying efforts to mitigate inflationary pressures, we were successfully able to increase prices, drive operational efficiencies and tightly manage spending in the Composite Fibers and Airlaid Materials segments. Since announcing our dynamic pricing model initiative for the Composite Fibers segment in early 2022, we successfully converted 50% of its revenue base to a cost pass-through mechanism ahead of plan, which is materially helping to offset the impact of higher raw material, energy and logistics costs. Airlaid Materials delivered solid performance with profitability stronger than expected due to pricing actions including energy surcharges, favorable product mix and the successful execution of a capital project at our Falkenhagen facility.”

Mr. Parrini continued, “Our Spunlace segment faced substantially higher than expected inflationary challenges during the quarter and our price increases were insufficient to offset the impact. Supply chain disruptions also affected raw material availability, which curtailed production and product shipments. As a result, the segment was unable to sufficiently narrow the price/cost gap for its products primarily due to the impact of rising energy prices in Europe and the impact of higher oil prices on certain raw materials. We recently took aggressive cost actions to further right-size the legacy Jacob Holm leadership team and more deeply integrate the segment into our existing operating model, while concurrently implementing additional pricing actions to counteract inflation. Despite the near-term challenges in this segment, we remain committed to its success and the strategic purpose it contributes to the Glatfelter portfolio.”

Mr. Parrini concluded, “In response to the challenging business environment that we anticipate will continue at least for the remainder of 2022, we remain keenly focused on improving Spunlace performance and executing an intensive enterprise-

Glatfelter Reports Second Quarter 2022 Results	page 2
wide initiative aimed at rapidly improving Glatfelter's overall profitability and execution capacity. Additionally, we are closely monitoring the Russia/Ukraine conflict, the complexities and risks with the energy situation in Europe and the ongoing inflation trends to determine the necessary actions needed to bolster our performance while continuing to serve our customers. Finally, as we navigate this ongoing period of unprecedented market and geopolitical turbulence, we remain confident that the Company's reshaped portfolio of engineered materials, used to produce essential consumer staples, will successfully deliver strong growth and more stable profitability over the long-term."
Second Quarter Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended June 30,
	2022		2021
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$(2,052)	$(0.04)	$1,410	$0.03
Exclude: Loss (income) from discontinued operations, net of tax	(408)	(0.01)	82	—
Income (loss) from continuing operations	(2,460)	(0.05)	1,492	0.03
Adjustments (pre-tax):
Strategic initiatives (1)	653		7,831
Corporate headquarters relocation	135		206
Timberland sales and related costs	—		(1,553)
Total adjustments (pre-tax)	788		6,484
Income taxes (2)	(20)		(50)
CARES Act of 2020 tax provision (3)	96		90
Total after-tax adjustments	864	0.01	6,524	0.15
Adjusted earnings (loss) from continuing operations	$(1,596)	$(0.04)	$8,016	$0.18

(1)For 2022, primarily reflects professional services fees (including legal, audit, valuation specialists and consulting) of $0.5 million, employee separation and other costs of $0.4 million and other costs, all of which are directly related to acquisitions. For 2021, reflects professional services fees related to acquisitions (including transaction advisory, legal, audit and valuation specialists) of $6.5 million, employee separation and other costs of $0.6 million, inventory valuation step-up costs of $0.5 million and other costs all of which are directly related to acquisitions.
(2)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated. For items originating in the U.S., no tax effect is recognized due to the previously established valuation allowance on the net deferred tax assets.
(3)Reflects the tax effect of applying certain provisions of the CARES Act of 2020.
A description of each of the adjustments presented above is included later in this release.

Glatfelter Reports Second Quarter 2022 Results	page 3
Composite Fibers

	Three months ended June 30,
Dollars in thousands	2022	2021	Change

Tons shipped (metric)	24,246	34,471	(10,225)	(29.7)%
Net sales	$123,338	$141,598	$(18,260)	(12.9)%
Operating income	5,779	11,063	(5,284)	(47.8)%
Operating margin	4.7%	7.8%

Composite Fibers’ net sales decreased $18.3 million or 12.9% in the second quarter of 2022, compared to the year-ago quarter. Higher selling prices of $14.4 million were more than offset by lower shipments of 29.7%. Wallcover shipments were 62% below prior year from lower shipments to customers in Russia and Ukraine due to ongoing conflict in the region, including sanctions prohibiting the sale of certain wallcover into Russia. Currency translation was unfavorable $12.0 million.

Composite Fibers had operating income for the second quarter of $5.8 million compared with $11.1 million operating income in the second quarter of 2021. Lower shipments and market-related downtime, primarily in our Dresden facility, negatively impacted results by $6.4 million. Higher selling prices and energy surcharges of $14.4 million fell $2.5 million short of fully recovering continued inflation in energy, raw material and freight of $16.9 million. The impact of currency and related hedging positively impacted earnings by $3.6 million, mainly driven by weakening of the British Pound.

Airlaid Materials

	Three months ended June 30,
Dollars in thousands	2022	2021	Change

Tons shipped (metric)	40,681	34,315	6,366	18.6%
Net sales	$143,708	$103,313	$40,395	39.1%
Operating income	11,944	8,431	3,513	41.7%
Operating margin	8.3%	8.2%

Airlaid Materials’ net sales increased $40.4 million in the year-over-year comparison driven by the Mount Holly acquisition, higher shipments in all major product categories, and higher selling prices from cost-pass-through arrangements with customers. Shipments were 18.6% higher driven by strong growth in the wipes, tabletop, and hygiene product categories. Currency translation was $8.9 million unfavorable.

Airlaid Materials’ second quarter operating income of $11.9 million was $3.5 million higher when compared to the second quarter of 2021. Higher shipments positively impacted results by $3.9 million. Selling price increases and energy surcharges of $18.0 million fully offset higher raw material and energy costs which improved results by $0.8 million. Operations were slightly favorable by $0.3 million as higher production was mostly offset by general inflationary pressures. The impact of currency and related hedging negatively impacted earnings by $1.5 million due to a weakening Euro.

Glatfelter Reports Second Quarter 2022 Results	page 4
Spunlace

	Three months ended June 30,
Dollars in thousands	2022	2021	Change

Tons shipped (metric)	19,358	—	19,358	—
Net sales	$96,917	$—	$96,917	$—
Operating loss	(1,808)	—	(1,808)	—
Operating margin	(1.9)%

Spunlace had an operating loss of $1.8 million in the second quarter compared with a loss of $1.6 million in the first quarter of 2022. Shipments for the second quarter were approximately 7% lower compared to first quarter primarily due to supply chain disruptions affecting raw material availability, thereby reducing production and shipments, which unfavorably impacted results by $0.9 million. Higher raw material and energy costs unfavorably impacted earnings by $5.4 million while higher selling prices and energy surcharges improved earnings by $3.6 million. Operations, foreign exchange and other costs were favorable $2.5 million mainly driven by progress with our integration cost reduction efforts.

Other Financial Information
The amount of operating expense not allocated to a reporting segment in the Segment Financial Information totaled $7.0 million in the second quarter of 2022 compared with $11.4 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the second quarter of 2022 increased $1.3 million compared to the second quarter of 2021.

In the second quarter of 2022, our pre-tax income from continuing operations totaled $0.8 million and we recorded an income tax provision of $3.3 million. On adjusted pre-tax income of $1.6 million, the income tax expense was $3.2 million in the second quarter of 2022, which primarily related to the tax provision for foreign jurisdictions, reserves for uncertain tax positions, and valuation allowances for domestic jurisdiction losses for which no tax benefit could be recognized. The comparable amounts in the same quarter of 2021 were adjusted pre-tax income of $12.0 million and income tax expense of $4.0 million, respectively.

Glatfelter Reports Second Quarter 2022 Results	page 5
Year-to-Date Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Six months ended June 30,
	2022		2021
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$(110,379)	$(2.46)	$9,804	$0.22
Exclude: Loss (income) from discontinued operations, net of tax	(371)	(0.01)	82	—
Income (loss) from continuing operations	(110,750)	(2.47)	9,886	0.22
Adjustments (pre-tax):
Goodwill and other asset impairment charges (1)	117,349		—
Russia/Ukraine conflict charges (2)	3,948		—
Strategic initiatives (3)	2,488		8,434
Corporate headquarters relocation	223		361
Cost optimization actions (4)	941		—
Timberland sales and related costs	(2,962)		(2,403)
Total adjustments (pre-tax)	121,987		6,392
Income taxes (5)	(19,167)		31
CARES Act of 2020 tax provision (6)	175		183
Total after-tax adjustments	102,995	2.30	6,606	0.15
Adjusted earnings (loss) from continuing operations	$(7,755)	$(0.17)	$16,492	$0.37

(1)Reflects goodwill impairment charge of $56.1 million and other asset impairment charges of $61.3 million recognized in Q1 2022.
(2)Reflects bad debt expense charges of $2.9 million and inventory reserves charges of $1.0 million recognized in Q1 2022.
(3)For 2022, primarily reflects professional services fees (including legal, audit, valuation specialists and consulting) of $1.7 million, employee separation and other costs of $0.8 million and other costs, all of which are directly related to acquisitions. For 2021, reflects professional services fees related to acquisitions (including transaction advisory, legal, audit and valuation specialists) of $7.1 million, employee separation and other costs of $0.6 million, inventory valuation step-up costs of $0.5 million and other costs, all of which are directly related to acquisitions.
(4)Primarily reflects employee separation costs of $0.4 million, equipment write-down of $0.4 million and other costs of $0.1 million directly associated with closure of a synthetic fiber production facility in the U.K..
(5)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated. For items originating in the U.S., no tax effect is recognized due to the previously established valuation allowance on the net deferred tax assets. No tax effects were recognized on the goodwill impairment as there were no related deferred taxes.
(6)Reflects the tax effect of applying certain provisions of the CARES Act of 2020.
Balance Sheet and Other Information
Cash and cash equivalents totaled $71.5 million as of June 30, 2022, and net debt was $740.3 million compared with $648.9 million at the end of 2021. Net leverage, as calculated in accordance with the financial covenants of our bank credit agreement, was in compliance and increased to 5.3 times at June 30, 2022, versus 3.8 times at December 31, 2021.

Capital expenditures during the first six months of 2022 and 2021, totaled $22.7 million and $11.2 million, respectively. Adjusted free cash flow for the first six months of 2022 was a use of $95.0 million compared with a use of $4.8 million in the same period of 2021. (Refer to the calculation of this measure provided in the tables at the end of this release).

Glatfelter Reports Second Quarter 2022 Results	page 6
Conference Call
As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its second quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation that includes additional financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Glatfelter’s 2nd Quarter 2022 Earnings Release Conference Call
When:	Tuesday, August 2, 2022, 11:00 a.m. (ET)
Dial-in Number:	US dial (888) 504-7949
International dial (929) 477-0336
Conference ID:	296950
Webcast:	https://www.glatfelter.com/investors/webcasts-and-presentations/
Rebroadcast Dates:	August 2, 2022, 15:00 through August 16, 2022, 23:59
Rebroadcast Registration:	Audio Replay
Conference ID:	8860032
Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Second Quarter 2022 Results	page 7
Glatfelter Corporation and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share	2022	2021	2022	2021

Net sales	$363,963	$244,911	$745,643	$470,585
Costs of products sold	326,566	209,357	676,581	395,735
Gross profit	37,397	35,554	69,062	74,850
Selling, general and administrative expenses	28,400	28,984	61,566	51,811
Goodwill and other asset impairment charges	—	—	117,349	—
Loss (gains) on dispositions of plant, equipment and timberlands, net	73	(1,553)	(2,888)	(2,403)
Operating income (loss)	8,924	8,123	(106,965)	25,442
Non-operating income (expense)
Interest expense	(7,672)	(1,772)	(15,534)	(3,303)
Interest income	38	11	55	31
Other, net	(455)	(849)	(1,795)	(1,073)
Total non-operating expense	(8,089)	(2,610)	(17,274)	(4,345)
Income (loss) from continuing operations before income taxes	835	5,513	(124,239)	21,097
Income tax provision (benefit)	3,295	4,021	(13,489)	11,211
Income (loss) from continuing operations	(2,460)	1,492	(110,750)	9,886

Discontinued operations:
Income (loss) before income taxes	408	(82)	371	(82)
Income tax provision	—	—	—	—
Income (loss) from discontinued operations	408	(82)	371	(82)
Net income (loss)	$(2,052)	$1,410	$(110,379)	$9,804

Basic earnings per share
Income (loss) from continuing operations	$(0.05)	$0.03	$(2.47)	$0.22
Income from discontinued operations	0.01	—	0.01	—
Basic earnings (loss) per share	$(0.04)	$0.03	$(2.46)	$0.22

Diluted earnings per share
Income (loss) from continuing operations	$(0.05)	$0.03	$(2.47)	$0.22
Income from discontinued operations	0.01	—	0.01	—
Diluted earnings (loss) per share	$(0.04)	$0.03	$(2.46)	$0.22

Weighted average shares outstanding
Basic	44,841	44,563	44,775	44,507
Diluted	44,841	44,872	44,775	44,865

Glatfelter Reports Second Quarter 2022 Results	page 8
Segment Financial Information
(unaudited)

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share	2022	2021	2022	2021

Net Sales
Composite Fibers	$123,338	$141,598	$259,167	$282,847
Airlaid Material	143,708	103,313	293,172	187,738
Spunlace	96,917	—	193,304	—
Total	$363,963	$244,911	$745,643	$470,585

Operating income (loss)
Composite Fibers	$5,779	$11,063	$5,444	$27,128
Airlaid Material	11,944	8,431	24,165	15,628
Spunlace	(1,808)	—	(3,380)	—
Other and unallocated	(6,991)	(11,371)	(133,194)	(17,314)
Total	$8,924	$8,123	$(106,965)	$25,442

Depreciation and amortization
Composite Fibers	$4,796	$7,000	$11,315	$13,981
Airlaid Material	7,542	6,767	15,171	12,615
Spunlace	2,945	—	5,859	—
Other and unallocated	1,169	966	2,591	1,870
Total	$16,452	$14,733	$34,936	$28,466

Capital expenditures
Composite Fibers	$4,131	$2,882	$10,258	$5,655
Airlaid Material	2,064	1,297	5,532	3,036
Spunlace	1,801	—	3,886	—
Other and unallocated	2,353	1,653	3,021	2,520
Total	$10,349	$5,832	$22,697	$11,211

Tons shipped (metric)
Composite Fibers	24,246	34,471	52,457	68,611
Airlaid Material	40,681	34,315	83,733	63,179
Spunlace	19,358	—	40,094	—
Total	84,285	68,786	176,284	131,790

Glatfelter Reports Second Quarter 2022 Results	page 9
Selected Financial Information
(unaudited)

	Six months ended June 30,
In thousands	2022	2021

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$(79,535)	$1,365
Investing activities	(18,136)	(181,136)
Financing activities	33,546	165,138

Depreciation, depletion and amortization	34,936	28,466
Capital expenditures	(22,697)	(11,211)

	June 30, 2022	December 31, 2021
Balance Sheet Data
Cash and cash equivalents	$71,476	$138,436
Total assets	1,697,290	1,880,607
Total debt	811,753	787,355
Shareholders’ equity	389,922	542,762
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of engineered materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings, the following items are excluded:
•Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions, related integrations and charges incurred to step-up acquired inventory to fair-value.
•Corporate headquarters relocation. These adjustments reflect costs incurred in connection with the strategic relocation of the Company’s corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the former corporate headquarters.
•Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, improve efficiencies or other objectives. Such actions may include asset rationalization, headcount reductions or similar actions. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.
•Goodwill and Other Asset Impairment Charge. This adjustment represents a non-cash charge recorded to reduce the carrying amount of certain long-lived assets, intangible assets and goodwill of our Dresden facility and the Composite Fibers reporting segment. The impairment was directly related to the adverse impact of the Russia/Ukraine military conflict on our projected revenue and EBITDA.
•Russia / Ukraine conflict charges. This adjustment represents a non-cash charge recorded to reduce the carrying amount of accounts receivable and inventory directly related to the Russia/Ukraine military conflict.
•Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.

Glatfelter Reports Second Quarter 2022 Results	page 10
•Coronavirus Aid, Relief, and Economic Security (CARES) Act 2020. This adjustment reflects taxes recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.
Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow In thousands	Six months ended June 30,
	2022	2021

Cash from operations	$(79,535)	$1,365
Capital expenditures	(22,697)	(11,211)
Free cash flow	(102,232)	(9,846)
Adjustments:
Strategic initiatives	2,509	1,573
Cost optimization actions	1,130	1,640
Restructuring charge - metallized operations	—	1,252
Corporate headquarters relocation	(430)	784
Fox River environmental matter	1,440	775
Tax payments (refunds) on adjustments to adjusted earnings	2,547	(976)
Adjusted free cash flow	$(95,036)	$(4,798)

Net Debt In thousands	June 30, 2022	December 31, 2021

Short-term debt	$10,610	$22,843
Current portion of long-term debt	22,117	26,437
Long term debt	779,026	738,075
Total	811,753	787,355
Less: Cash	(71,476)	(138,436)
Net Debt	$740,277	$648,919

Glatfelter Reports Second Quarter 2022 Results	page 11

Adjusted EBITDA	Six months ended June 30,		Trailing twelve months ended June 30, 2022		Year ended December 31, 2021
In thousands	2022	2021

Net income (loss)	$(110,379)	$9,804	$(113,246)		$6,937
Exclude: Loss (income) from discontinued operations, net of tax	(371)	82	(669)		(216)
Add back: Taxes on continuing operations	(13,489)	11,211	(17,744)		6,956
Depreciation and amortization	34,936	28,466	67,891		61,421
Interest expense, net	15,479	3,272	24,487		12,280
EBITDA	(73,824)	52,835	(39,281)		87,378
Adjustments:
Goodwill and other asset impairment charges	117,349	—	117,349	—	—
Russia/Ukraine conflict charges	3,948	—	3,948		—
Strategic initiatives	2,488	8,434	24,982		30,928
Share-based compensation (1)	2,419	2,537	4,945		5,063
Corporate headquarters relocation	223	361	447		585
Cost optimization actions	589	—	1,474		885
Timberland sales and related costs	(2,962)	(2,403)	(5,798)		(5,239)
Adjusted EBITDA	$50,230	$61,764	$108,066		$119,600
(1)Adjusted EBITDA for 2021 has been restated to add back share-based compensation consistent with our amended credit agreement. The share-based compensation adjustment represents the non-cash amount of share-based compensation expense included in results of operations.

Caution Concerning Forward-Looking Statements
Any statements included in this press release that pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements. The risks, uncertainties and other unpredictable or uncontrollable factors are described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) in the Risk Factors section and under the heading “Forward-Looking Statements” in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2021 net sales were $1.1 billion with approximately 3,250 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with sixteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about Glatfelter may be found at www.glatfelter.com.